EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Oblong, Inc. on Form S-3 (Nos. 333-261480, 333-252145, 333-251543, 333-192129, 333-272094, and 333-276322) and Form S-8 (Nos. 333-239802, 333-226719, 333-196474, and 333-150436) of our report dated March 19, 2024, on our audits of the consolidated financial statements as of December 31, 2023 and 2022 and for each of the years then ended, which report is included in this Annual Report on Form 10-K to be filed on or about March 19, 2024.

/s/ EisnerAmper LLP

EISNERAMPER LLP
Iselin, New Jersey
March 19, 2024